CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Profit Funds Investment Trust and to the use of our report dated November 20, 2012 on the financial statements and financial highlights of The Profit Fund, a series of shares of beneficial interest of Profit Funds Investment Trust.  Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
January 28, 2013